Exhibit 99

PRESS RELEASE

News Release — July 18, 2003

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial earnings increase 8%

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $3,079,000 for the first six months of 2003.

This represents an increase of 8.5% when compared to earnings of $2,839,000 for the six months ended June 30, 2002.  On a per share basis, basic earnings were $1.15 for the first six months in 2003 compared to $1.07 for the same period in 2002, a 7.5% increase.

Total assets at June 30, 2003 grew by 1.8% over totals a year earlier to $543,478,000. Net loans were up 6.4%, and total deposits and repurchase agreements remained relatively flat. The market value of trust assets under management increased to $382,580,000 on June 30, 2003, a 7.5% increase.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with fifteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.